Exhibit 10.35

June 1, 2003

ADVANCE AUTO PARTS, INC.

DEFERRED COMPENSATION PLAN

PLAN DOCUMENT

ARTICLE I
PURPOSE AND EFFECTIVE DATE

The purpose of the Advance Auto Parts, Inc. Deferred Compensation Plan (“Plan”) is to aid Advance Auto Parts, Inc. and its subsidiaries in retaining and attracting executive Team Members by providing them with tax deferred savings opportunities. The Plan provides a select group of management and highly compensated Team Members, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), of Advance Auto Parts, Inc. with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified Hypothetical Investment Benchmarks. The Plan shall be effective for deferral elections made hereunder on or after June 1, 2003.

ARTICLE II
DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01

Administrative Committee.“Administrative Committee” means the committee appointed by the Retirement Plan Committee of the Board.

Section 2.02

Base Salary.“Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.02 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Internal Revenue Code maintained by the Company.

Section 2.03

Base Salary Deferral.“Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Deferral Account pursuant to Section 4.02.

Section 2.04

Beneficiary.“Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

Section 2.05

Board.“Board” means the Board of Directors of Advance Auto Parts, Inc.

Section 2.06

Bonus.“Bonus” means the amount awarded to a Participant for a Plan Year under any approved incentive plan maintained by the Company.

Section 2.07

Bonus Deferral.“Bonus Deferral” means the amount of a Participant’s Bonus, which the Participant elects to have withheld on a pre-tax basis from his Bonus and credited to his account pursuant to Section 4.02.

Section 2.08

Change of Control. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if: (i) there is an acquisition, in any one transaction or a series of transactions, other than from Advance Auto Parts, Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Advance Auto Parts, Inc. entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Advance Auto Parts, Inc. or any of its subsidiaries, or any team member benefit plan (or related trust) of Advance Auto Parts, Inc. or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of Common Stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of Advance Auto Parts, Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Advance Auto Parts, Inc. entitled to vote generally in the election of directors, as the case may be; or (ii) individuals who, as of January 1, 2003, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2003, whose election, or nomination for election by Advance Auto Parts, Inc.’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Advance Auto Parts, Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or (iii) there occurs either (A) the consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of Advance Auto Parts, Inc. immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (B) an approval by the shareholders of Advance Auto Parts, Inc. of a complete liquidation of dissolution of Advance Auto Parts, Inc. or of the sale or other disposition of all of the assets of Advance Auto Parts, Inc. or
(iv) there occurs a Change of Control determined to be “hostile” which is defined as a Change of Control of the Company, which is not recommended for approval to the shareholders by the Board. In this event, the Company shall immediately pay to each Participant in a lump sum in cash the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding the Change of Control).

Section 2.09

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

Section 2.10

Company.“Company” means Advance Auto Parts, Inc., its successors, any subsidiary or affiliated organizations authorized by the Board or the Retirement Plan Committee to participate in the Plan and any organization into which or with which Advance Auto Parts, Inc. may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.11

Deferral Account.“Deferral Account” means the account maintained on the books of the Administrative Committee for each Participant pursuant to Article VI.

Section 2.12

Deferral Period.“Deferral Period” is defined in Section 4.02.

Section 2.13

Deferred Amount.“Deferred Amount” is defined in Section 4.02.

Section 2.14

Designee.“Designee” shall mean the Company’s senior human resources officers or other individuals to whom the Committee has delegated the authority to take action under the Plan. Wherever Committee is referenced in the plan, it shall be deemed to also refer to Designee.

Section 2.15

Disability.“Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan maintained by the Company.

Section 2.16

Eligible Compensation.“Eligible Compensation” means any Base Salary and Bonus otherwise payable with respect to a Plan Year.

Section 2.17

ERISA.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.18

Form of Payment.“Form of Payment” means payment in one lump sum or in substantially equal annual installments over a period of up to 10 years.

Section 2.19

Hardship Withdrawal.“Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

Section 2.20

Hypothetical Investment Benchmark.“Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks, which are used to measure the return, credited to a Participant’s Deferral Account.

Section 2.21

Matching Contribution.“Matching Contribution” means the amount of annual matching contribution that the Company may make to the Plan.

Section 2.22

Participant.“Participant” means any individual who is eligible or makes an election to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

Section 2.23

Participation Agreement. “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.24

Plan Year.“Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.25

Retirement.“Retirement” means retirement of a Participant from the Company after attaining age 55 with at least ten continuous years of service.

Section 2.26

Retirement Plan Committee. “Retirement Plan Committee” means the compensation committee of the Board.

Section 2.27

Team Member.“Team member” means an employee of the Company.

Section 2.28

Termination of Employment.“Termination of Employment” means the cessation of a Participant’s  services as a full-time team member of the Company for any reason other than Retirement.

Section 2.29

Unforeseeable Emergency.“Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2.30

Valuation Date.“Valuation Date” means the last day of each calendar month or such other date as the Administrative Committee in its sole discretion may determine.

ARTICLE III
ADMINISTRATION

Section 3.01

Retirement Plan Committee and Administrative Committee Duties. This Plan shall be administered by the Retirement Plan Committee. A majority of the members of the Retirement Plan Committee shall  constitute a quorum for the transaction of business. All resolutions or other action taken by the Retirement Plan Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Retirement Plan Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

The Retirement Plan Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person administering this Plan by the Retirement Plan Committee. The Retirement Plan Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Retirement Plan Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

The Retirement Plan Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Retirement Plan Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither the Retirement Plan Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or team member or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Retirement Plan Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Company shall, to the fullest extent permitted by law, indemnify each director, officer or team member of the Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Retirement Plan Committee and Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, the Retirement Plan Committee or Administrative Committee.

Any expense incurred by the Company, the Retirement Plan Committee or the Administrative Committee relative to the administration of this Plan shall be paid by the Company and/or may be deducted from the Deferral Accounts of the Participants as determined by the Retirement Plan Committee.

Section 3.02

Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons thereof in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed and so notifies the Participant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Retirement Plan Committee. The Retirement Plan Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Retirement Plan Committee. The Retirement Plan Committee will render a final decision on behalf of the Company with specific reasons thereof in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Retirement Plan Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

ARTICLE IV
PARTICIPATION

Section 4.01

Participation. Participation in the Plan shall be limited to executives who (i) meet such eligibility criteria as the Retirement Plan Committee shall establish from time to time, (ii) be selected by the Retirement Plan Committee for participation (iii) be at least 21 years of age and have at least one year of continuous service (1,000 hours) with the Company, and (iv) elect to participate in this Plan by filing a Participation Agreement with the Administrative Committee. A Participation Agreement must be filed prior to the December 1st immediately preceding the Plan Year for which it is effective. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for Participants. Once a participation agreement is executed, it will remain in effect for all future Plan years unless a new Participation Agreement is executed during the enrollment period for a subsequent Plan year.

Section 4.02

Contents of Participation Agreement. Subject to Article VIII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as a percentage of the Base Salary and/or a percentage of the Bonus for such Plan Year or performance period; provided, that minimum and maximum Deferred Amounts for any Plan Year or performance period shall be set by the Retirement Plan Committee (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”), which shall be the earlier of (A) a number of full years, not less than three, and (B) the period ending upon the Retirement or prior termination of employment of the Participant, and (iii) the form in which payments are to be made, which may be a lump sum or in substantially equal annual installments over a period of up to 10 years.

Section 4.03

Modification or Revocation of Election by Participant. A Participant may not change the amount of his Base Salary or Bonus Deferrals during a Plan Year. However, a Participant may discontinue a Base Salary or Bonus Deferral election at any time by filing, on such forms and subject to such limitations and restrictions as the Administrative Committee may prescribe in its discretion, a revised Participation Agreement with the Administrative Committee. If approved by the Administrative Committee, revocation shall take effect as of the first payroll period next following its approval. If a Participant discontinues a Base Salary or Bonus Deferral election during a Plan Year, he will not be permitted to elect to make Base Salary or Bonus Deferrals again until the later of the next Plan Year or six months from the date of discontinuance. In addition, the Deferral Period may be extended if an amended Participation Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends; provided, that only one such amendment may be filed with respect to each Participation Agreement. Under no circumstances may a Participant’s Participation Agreement be made, modified or revoked retroactively, nor may a deferral period be shortened or reduced.

ARTICLE V
DEFERRED COMPENSATION

Section 5.01

Elective Deferred Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

Section 5.02

Vesting of Deferral Account. Except as provided in Section 7.02, a Participant shall be 100% vested in his/her Deferral Account at all times.

ARTICLE VI
MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 6.01

Maintenance of Accounts. Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 5.01 and Section 6.02 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

Section 6.02

Hypothetical Investment Benchmarks. Each Participant shall be entitled to direct the manner in which his/her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Retirement Plan Committee from time to time, and in accordance with such rules, regulations and procedures as the Retirement Plan Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferral Amounts are credited to his/her Deferral Accounts.

Section 6.03

Statement of Accounts. The Administrative Committee shall submit to each Participant quarterly statements of his/her Deferral Account(s), in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his/her Deferral Account(s) as of the end of the most recently completed quarter.

ARTICLE VII
BENEFITS

Section 7.01

Time and Form of Payment. At the end of the Deferral Period for each Deferral Account, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in a lump sum in cash as soon as practicable after the end of the Deferral Period. If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make annual cash payments from such Deferral Account, each of which shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable after the end of the Deferral Period and each subsequent installment shall be paid on or about the anniversary of such first payment. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment).

Section 7.02

Company Contributions. The Company may, at any time and in its complete discretion, make Matching Contributions or other Contributions to any Participant’s Deferral Account. Matching Contributions or any other Company Contributions shall be invested among the same Hypothetical Investment Benchmarks as defined in 6.02 in the same proportion as the elections made by the Participant governing the deferrals of the Participant. The Matching Contributions or any other Company Contributions shall be distributed to the Participant according to the election made by the Participant governing his/her deferrals and will vest after twenty-four months after the plan year for which the contribution is made.

Section 7.03

Retirement. Subject to Section 7.01 and Section 7.06 hereof, if a Participant has elected to have the balance of his/her Deferral Account distributed upon Retirement, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Retirement) shall be distributed upon Retirement in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement.

Section 7.04

In-Service Distributions. Subject to Section 7.01 and Section 7.06 hereof, if a Participant has elected to defer Eligible Compensation under the Plan for a stated number of years, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participation Agreement.

Section 7.05

Other Than Retirement. Notwithstanding the provisions of Section 7.03 and Section 7.04 hereof and any Participation Agreement, if a Participant dies, has a Termination of Employment or Disability prior to Retirement and prior to receiving full payment of his/her Deferral Account(s), the Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum in cash only as soon as practicable following the occurrence of such event, unless the Administrative Committee in its sole discretion determines otherwise. Subject to Section 7.02(a) hereof, the amount distributable under the proceeding sentence of this Section 7.05 shall be based on the Participant’s Hypothetical Investment Elections.

Section 7.06

Hardship Withdrawals. Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his/her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.06. A distribution pursuant to this Section 7.06 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.06 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.06 shall be made by the Administrative Committee.

Section 7.07

Voluntary Early Withdrawal. Notwithstanding the provisions of Section 7.01 and any Participation Agreement, a Participant shall be entitled to elect to withdraw all of the balance in his/her Deferral Account(s) in accordance with this Section 7.07 by filing with the Administrative Committee such forms, in accordance with such procedures, as the Administrative Committee shall determine from time to time. As soon as practicable after receipt of such form by the Administrative Committee, the Company shall pay an amount equal to ninety percent of the balance in such Participant’s Deferral Account(s) (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, and the Participant shall forfeit the remainder of such Deferral Account(s). All Participation Agreements previously filed by a Participant who elects to make a withdrawal under this Section 7.07 shall be null and void after such election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such election is made.

Section 7.08

Change of Control. In the event of a Change of Control that is recommended for approval to the shareholders by the Board, no immediate special payment shall be made to any Participant and the terms and conditions of the Plan shall remain in full force and effect. Notwithstanding anything contained in this Plan to the contrary, upon a hostile Change of Control, the Company shall immediately pay to each Participant in a lump sum in cash the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding the Change of Control) including any Company Matching Contributions. Hostile Change of Control is defined as a Change of Control of the Company, which is not recommended for approval to the shareholders by the Board.

Section 7.09

Payments in Connection with Change of Control. Notwithstanding anything contained in this Plan to the contrary, upon a hostile Change of Control, the Company shall immediately pay to each Participant in a lump sum in cash the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding the Change of Control).

Section 7.10

Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

ARTICLE VIII
BENEFICIARY DESIGNATION

Section 8.01

Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 8.02

No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN

Section 9.01

Amendment. The Board or the Advance Auto Parts, Inc. Retirement Plan Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

Section 9.02

Company’s Right to Terminate. The Board or the Advance Auto Parts, Inc. Retirement Plan Committee may at any time terminate the Plan with respect to future Participation Agreements. The Board or the Advance Auto Parts, Inc. Retirement Plan Committee may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the accrued balance in his Deferral Account (determined as of the most recent Valuation Date preceding the termination date).

ARTICLE X
MISCELLANEOUS

Section 10.01

Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated Team Members, within the meaning of Sections 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 10.02

Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 10.03

Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.04

Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Virginia, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 10.05

Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an team member of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.

Section 10.06

Underlying Incentive Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the incentive plans and programs pursuant to which cash awards are earned and which are deferred under this Plan.

Section 10.07

Severance. Notwithstanding anything to the contrary herein the Advance Auto Parts, Inc. Retirement Plan Committee may, in its sole and exclusive discretion, determine that the Deferral Account of a Participant who has incurred a Termination of Employment and who receives or will receive severance payments from the Company shall be paid in installments, at such intervals as the Advance Auto Parts, Inc. Retirement Plan Committee may decide.

Appendix A

Advance Auto Parts, Inc. MONY Deferred Compensation Plan Investment Funds

Enterprise Total Return
MFS Total Return
Dreyfus Stock Index
MFS New Discovery
Dreyfus Appreciation
Janus Aspen Capital Appreciation
MONY Money Market Fund
T. Rowe Price Int'l Stock

APPENDIX A TO THE
ADVANCE AUTO PARTS
DEFERRED COMPENSATION PLAN

Merger With Discount Auto Parts Plan

Dated: November 1, 2003

1. Overview.

(a) Discount Auto Parts, Inc. (“Discount Auto Parts”) was acquired by, and is now a subsidiary of, the Company. Discount Auto Parts has maintained the Discount Auto Parts Plan, Inc. Supplemental Executive Profit Sharing Plan (the “DAP SEP”), a deferred compensation plan, for the benefit of its eligible employees.

(b) The DAP SEP shall be merged with and into the Plan, effective as of November 1, 2003, or as of such other administratively practicable date (which effective date is hereby referred to as the “Merger Date”).

(c) The merger of the Plans shall be made in accordance with the following provisions of this Appendix A.

2. DAP SEP Participants. For purposes of this Appendix A, a “DAP SEP Participant” means any current or former employee of Discount Auto Parts for whom an account was maintained under the DAP SEP as of the Merger Date. A DAP SEP Participant shall become a Participant in the Plan, but only with respect to the rights associated with the Participant’s DAP SEP Account established pursuant to Section 3 below, unless and to the extent the individual has become a general Participant in the Plan pursuant to Section 4.01 of the Plan.

3. Separate DAP SEP Account. The value of each DAP SEP Participant’s accrued benefit under the DAP SEP, as adjusted for any accrued interest income, shall be transferred to and become a liability of the Plan as of the Merger Date. Such amount shall be allocated to a separate DAP SEP Account established and maintained on the DAP SEP Participant’s behalf. A DAP SEP Participant shall at all times be fully vested and have a nonforfeitable interest in the value of his or her DAP SEP Account.

4. Deemed Investment of Accounts. The provisions of Section 6.02 of the Plan shall apply in regard to a DAP SEP Participant’s DAP SEP Account. Accordingly, a DAP SEP Participant shall be entitled to direct the manner in which his or her DAP SEP Account will be deemed to be invested by selecting among the Hypothetical Investment Benchmarks specified from time to time in Appendix A of the Plan.

5. Payment of Benefits.

(a) Upon a DAP SEP Participant’s termination of employment with the Company and its affiliates, or, if earlier, upon such Participant’s attainment of age 65 (the “Normal Retirement Age” under the DAP SEP), such DAP SEP Participant shall become entitled to receive payment of the value of the balance of his or her DAP SEP Account determined as of the date of such event. Payment of such benefit shall be made in a lump sum within 120 days after the occurrence of the event giving rise to the DAP SEP Participant’s right to receive payment.

(b) A DAP SEP Participant shall not be entitled to elect to receive any portion of his or her DAP SEP Account prior to terminating employment or attaining age 65. Consequently, the in-service distribution, hardship withdrawal and voluntary early withdrawal provisions of the Plan (Sections 7.04, 7.06 and 7.07, respectfully) shall not apply to a Participant’s DAP SEP Account.

(c) The timing of the payment of a Participant’s DAP SEP Account shall not be affected by the timing of any other benefits that the DAP SEP Participant may be entitled to receive as a general Participant in the Plan.

6. Death Benefits. Any beneficiary designation filed under the DAP SEP by a DAP SEP Participant whose death has not occurred prior to the Merger Date became null and void as of the Merger date. Accordingly, a DAP SEP Participant who is not a general Participant in the Plan as of the Merger Date may designate a Beneficiary or Beneficiaries as prescribed under Section 8.01 of the Plan. In the event of the DAP SEP Participant’s death prior to payment of his or her DAP SEP Account, the Participant’s interest in that Account shall be paid to the Participant’s Beneficiary as designated under the Plan (or, if applicable, pursuant to the default rules of Section 8.02.

7. Application of Plan. All of the terms of the Plan shall be applicable with respect to the DAP SEP Account of each DAP SEP Participant, except as otherwise specifically provided in this Appendix A.

8. Effect of Merger. The merger of the DAP SEP in the Plan as prescribed under this Appendix A shall in no event constitute the termination of employment or separation of service with respect to any affected Participant. Accordingly, no Participant shall be entitled to any distribution under the Plan, or to become vested in his or her benefits, solely by reason of the merger of the Plan.